                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.    )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]


Check the appropriate box:

[ ] Preliminary Proxy Statement    [ ] CONFIDENTIAL, FOR USE OF THE
                                       COMMISSION ONLY (AS PERMITTED BY
                                       RULE 14C-5(D)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                  New York State Electric & Gas Corporation
      .................................................................
               (Name of Registrant as Specified In Its Charter)

                  New York State Electric & Gas Corporation
      .................................................................
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by
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     which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the
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     1)   Amount Previously Paid:

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     4)   Date Filed:

Notes:

                   NEW YORK STATE ELECTRIC & GAS CORPORATION
                               ITHACA, NEW YORK

                                 ------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 12, 1995

                                 ------------

To the Holders of Common Stock of New York State Electric & Gas Corporation:

  You are cordially invited to attend the Annual Meeting of Stockholders of New York State Electric & Gas Corporation which will be held at the Corporation's General Office on Route 13 (Ithaca-Dryden Road) in the Town of Dryden, Tompkins County, New York, on May 12, 1995 at 11:00 A.M. (Eastern Daylight Saving Time). The meeting is being held for the following purposes:

  (1) To elect four directors to serve in Class II for a term expiring at the 1998 Annual Meeting;

  (2) To consider and act upon a stockholder proposal;

and for the transaction of any other business properly brought before the meeting or any adjournment thereof.

  Holders of record of Common Stock at the close of business on March 23, 1995 will be entitled to notice of and to vote at the meeting.

  Whether or not you expect to be present at the Annual Meeting, the Board of Directors requests you to mark, sign and date the accompanying form of proxy and return it in the enclosed envelope. The proxy is revocable by you at any time before the exercise thereof, and the giving of such proxy will not affect your right to vote in person, if you attend the Annual Meeting.

                      By Order of the Board of Directors,

                                                 James A. Carrigg Chairman,
                                                 President and Chief Executive
                                                 Officer

                                                 Daniel W. Farley Vice
                                                 President and Secretary

Dated: March 31, 1995

 Please mark, sign and date the enclosed proxy and return it in the envelope enclosed for your convenience.

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 12, 1995
                                 ------------

  This statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of New York State Electric & Gas Corporation, to be used at the Annual Meeting of Stockholders of the Corporation to be held on May 12, 1995 at the Corporation's General Office in the Town of Dryden, New York. This statement and the form of proxy were first mailed to holders of Common Stock on or about March 31, 1995. The mailing address of the Corporation's principal executive office is P. O. Box 3607, Binghamton, NY 13902-3607.

ANNUAL REPORT

  An Annual Report to Stockholders for the year ended December 31, 1994, including consolidated financial statements, has been mailed to all stockholders of record. The Annual Report is not a part of this Proxy Statement.

OUTSTANDING VOTING SECURITIES OF THE CORPORATION

  The close of business on March 23, 1995 has been fixed as the date for determining the holders of Common Stock entitled to vote at the meeting.

  As of March 23, 1995, the Corporation had outstanding 71,502,827 shares of Common Stock. Holders of Common Stock have cumulative voting rights for the election of directors and one vote per share for all other purposes. Cumulative voting means that the total number of votes which a stockholder may cast for the election of directors shall equal the number of directors to be elected multiplied by the number of shares held, and the stockholder may cast all of such votes for a single nominee for director or may distribute them among all or several nominees, as the stockholder sees fit.

COMMON STOCK REPRESENTED BY YOUR PROXY

  The proxy represents the number of shares registered in your name as well as the number of whole shares credited to your account under the Corporation's Dividend Reinvestment and Stock Purchase Plan. If you are an employee of the Corporation and participate in the Tax Deferred Savings Plans, the proxy constitutes an instruction for the trustee of such Plans to vote the whole shares in your account in such Plans in the manner specified on the proxy. If you are an employee of the Corporation and participate in the Tax Reduction Act Employee Stock Ownership Plan, the proxy constitutes an instruction to vote all your shares in such Plan in the manner specified on the proxy.

ELECTION OF DIRECTORS

  The Board of Directors of the Corporation presently consists of eleven directors divided into three classes, as nearly equal in number as possible. One class of directors is elected at each annual meeting of stockholders for a term expiring at the third succeeding annual meeting of stockholders.

  The nominees for election at this Annual Meeting to serve as directors in Class II for a term expiring at the 1998 Annual Meeting of Stockholders and thereafter until their successors shall be elected and shall qualify are:
James A. Carrigg, Paul L. Gioia, Ben E. Lynch, and Charles W. Stuart. James A. Carrigg, Paul L. Gioia, Ben E. Lynch, and Charles W. Stuart were elected to Class II at the 1992 Annual Meeting of Stockholders for a term expiring at the 1995 Annual Meeting of Stockholders.

  Unless otherwise specified on the proxy, shares represented by proxies in the accompanying form received on behalf of the Board of Directors will be voted for the election of James A. Carrigg, Paul L. Gioia, Ben E. Lynch, and Charles W. Stuart. Proxy holders reserve the right to exercise cumulative voting rights and to cast the votes at the meeting in such manner, and for such lesser number of said nominees, as they may deem best, in order, so far as possible, to secure the election of said nominees. While it is not anticipated that any of the nominees will be unable to qualify or accept office, if one or more should be unable to do so, the proxy holders reserve the right to vote for any substitute nominee or nominees designated by the Board of Directors. The four nominees receiving the highest number of affirmative votes cast by stockholders entitled to vote shall be elected to serve as directors in Class II. Abstentions and broker non-votes are voted neither "for" nor "against," and have no effect on the vote.

  During 1994, there were thirteen meetings of the Board of Directors. All of the directors attended 75% or more of the total number of meetings of the Board of Directors and the Committees of the Board on which they served.

  The following sets forth information for each nominee for election at this Annual Meeting and for each director continuing in office.

                                         CLASS II
                     DIRECTORS NOMINATED FOR TERMS EXPIRING IN 1998

                                                                    YEAR FIRST
                     NAME AND AGE                                   ELECTED A
                                                                     DIRECTOR

                     James A. Carrigg, 61                              1983

                     Chairman, President and Chief Executive Officer of the Corporation, Binghamton, NY. Director and Past President of Empire State Electric Energy Research Corporation, New York, NY; Chairman, Board of Trustees of Broome Community College, Binghamton, NY; Director of: Business Council of New York State, Albany, NY; Security Mutual Life Insurance Company of New York, Binghamton, NY; Home Mutual Insurance Company, Binghamton, NY; Utilities Mutual Insurance Company, New York, NY; First Empire State Corporation, Buffalo, NY; New York Business Development Corporation, Albany, NY; United Health Services, Inc., Binghamton, NY; United MedManagement, Inc., Binghamton, NY; United Health Services Hospitals, Inc., Binghamton, NY; and Chairman, Director's Advisory Council, M & T Bank--Southern Division, Endicott and Ithaca, NY. Mr. Carrigg has been Chairman, President and Chief Executive Officer of the Corporation since January 1, 1991. He was Chairman and Chief Executive Officer of the Corporation from May 13, 1988 to December 31, 1990. Prior to that time Mr. Carrigg was President and Chief Operating Officer of the Corporation.

                     NAME AND AGE                                   YEAR FIRST
                                                                    ELECTED A
                                                                     DIRECTOR

                     Paul L. Gioia, 52                                 1991

                     Partner, LeBoeuf, Lamb, Greene & MacRae/1/, Albany, NY; attorneys at law. Director of Berkshire Gas Company, Pittsfield, MA. Mr. Gioia was a Senior Vice President of First Albany Corporation from May 1, 1987 to October 31, 1993. Prior to that time Mr. Gioia served as a member and was Chairman of the Public Service Commission of the State of New York and also served as a member of the New York State Energy Research and Development Authority.


                     Ben E. Lynch, 57                                  1987

                     President of Winchester Optical Company, Elmira, NY. Chairman of Arnot-Ogden Medical Center, Elmira, NY; Past President of Horseheads Board of Education, Horseheads, NY. Mr. Lynch has been President of Winchester Optical Company since 1965.


                     Charles W. Stuart, 69                             1971

                     Chairman and Chief Executive Officer of C. W. Stuart & Co. Inc., Newark, NY; interstate trucking concern. Former Chairman of the Board, C. H. Stuart, Inc., Newark, NY; diversified business, manufacturer of jewelry.

                                   CLASS III
                     DIRECTORS WHOSE TERMS EXPIRE IN 1996


                     Alison P. Casarett, 64                            1979

                     Special Assistant to the President, Cornell University, Ithaca, NY. Professor of Radiation Biology, New York State College of Veterinary Medicine, Cornell University. Dr. Casarett was Dean of The Graduate School at Cornell University from July 1, 1979 to July 31, 1993.

                     NAME AND AGE                                   YEAR FIRST
                                                                    ELECTED A
                                                                     DIRECTOR

                     John M. Keeler, 61                                1989

                     Managing Partner, Hinman, Howard & Kattell/2/, Binghamton, NY; attorneys at law. Director of Security Mutual Life Insurance Company of New York, Binghamton, NY; Chairman, The Harpur Forum of Binghamton University Foundation, Binghamton, NY; Past President of Broome County Bar Association, Binghamton, NY; Past President of Broome County United Way.


                     David R. Newcomb, 71                              1979

                     Former President and Chief Executive Officer, Buffalo Forge Company, Buffalo, NY; manufacturer of heating, ventilation, and air conditioning equipment. Director of:
                     Pratt & Lambert, Inc., Buffalo, NY; Rigidized Metals, Inc., Buffalo, NY; Utica Mutual Insurance Company, Utica, NY; Utica National Life Insurance Company, Utica, NY; and Buffalo General Hospital, Buffalo, NY.

                                    CLASS I
                     DIRECTORS WHOSE TERMS EXPIRE IN 1997

                     Everett A. Gilmour, 73                            1980

                     Chairman of the Board, The National Bank and Trust Company of Norwich, Norwich, NY and N.B.T. Bancorp, Inc., Norwich, NY. Director of: Preferred Mutual Insurance Company, New Berlin, NY; Deposit Telephone Company, Deposit, NY; Norwich Aero Products Corporation, Norwich, NY; and Delaware Otsego Corporation, Cooperstown, NY.

                     Allen E. Kintigh, 70                              1987

                     Former President and Chief Operating Officer of the Corporation, Binghamton, NY. President, Royal Equipment, Inc., Vestal, NY. Director of Acres Incorporated, Toronto, Ontario, Canada. Former President and Director of Somerset Railroad Corporation, a wholly-owned subsidiary of the Corporation. Mr. Kintigh was President and Chief Operating Officer of the Corporation from May 13, 1988 to December 31, 1990. Mr. Kintigh was Executive Vice President of the Corporation from December 1, 1987 to May 13, 1988. Prior to that time Mr. Kintigh was Senior Vice President-Generation of the Corporation.

                     NAME AND AGE                                   YEAR FIRST
                                                                    ELECTED A
                                                                     DIRECTOR

                     Alton G. Marshall, 73                             1971

                     President of Alton G. Marshall Associates, Inc., New York, NY, a real estate investment corporation. Director of EQK Partners, Atlanta, GA. Independent General Partner of Equitable Capital Partners and Equitable Capital Partners (Retirement Fund), New York, NY; Trustee of Hudson River Trust, New York, NY; Governor of The Real Estate Board of New York, Inc., New York, NY. From March 1984 to December 31, 1990, Mr. Marshall was Chairman and Chief Executive Officer of Lincoln Savings Bank, FSB, Brooklyn, NY.

                     Robert A. Plane, 67                               1982

                     President Emeritus of Wells College, Aurora, NY. President Emeritus of Clarkson University, Potsdam, NY. Mr. Plane was President of Wells College from October 8, 1991 to February 3, 1995 and served as Interim President from March 11, 1991 to October 7, 1991. Mr. Plane was Director of the New York State Agricultural Experiment Station from November 1, 1986 to July 1, 1990. Mr. Plane was President of Clarkson University prior to July 1, 1985.

- --------
(1) The law firm of which Mr. Gioia is a member provided legal services to the Corporation in 1994 and is expected to provide legal services to the Corporation in 1995.

(2) The law firm of which Mr. Keeler is a member provided legal services to the Corporation in 1994 and is expected to provide legal services to the Corporation in 1995.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table indicates the amount and percentage of equity securities of the Corporation beneficially owned by each person known to the Corporation to be the owner of more than 5% of the Corporation's equity securities.

     NAME AND ADDRESS              COMMON STOCK     PERCENT
     OF BENEFICIAL OWNER        BENEFICIALLY OWNED  OF CLASS
     -------------------        ------------------- --------
     Franklin Resources, Inc.*       5,212,800        7.3%
     777 Mariners Island Blvd.
     San Mateo, CA 94404

- --------
* Based on an amendment to Schedule 13G filed with the Securities and Exchange Commission for the period ended December 31, 1994. The shares were acquired in the ordinary course of business and not for the purpose of changing or influencing the control of the Corporation. Franklin Resources, Inc., a mutual fund investment company, has sole voting power and shared disposition power with respect to all of the shares.

  The following table indicates the number of shares of equity securities of the Corporation beneficially owned by each director and nominee, each of the executive officers named in the Summary Compensation Table included elsewhere herein, and by the 22 current executive officers and directors as a group and the percent of the outstanding securities so owned.

                                                        COMMON STOCK
                                                     BENEFICIALLY OWNED PERCENT
     NAME                                            FEBRUARY 14, 1995  OF CLASS
     ----                                            ------------------ --------
     John J. Bodkin................................         4,363           *
     James A. Carrigg..............................        11,095           *
     Alison P. Casarett............................           437           *
     Richard P. Fagan .............................         4,093           *
     Russell Fleming, Jr.**........................           531           *
     Everett A. Gilmour............................         2,436           *
     Paul L. Gioia ................................         1,749           *
     John M. Keeler ...............................           887           *
     Allen E. Kintigh .............................           923           *
     Ben E. Lynch..................................         1,115           *
     Alton G. Marshall.............................           200           *
     David R. Newcomb..............................         3,208           *
     Robert A. Plane ..............................           750           *
     Vincent W. Rider***...........................         2,601           *
     Jack H. Roskoz................................         4,628           *
     Charles W. Stuart ............................           400           *
     22 current executive officers and directors as
     a group.......................................        55,430****       *

- --------
   * Less than 1/5 of 1% of the outstanding Common Stock.

  ** Mr. Fleming's stock ownership is reported as of August 31, 1994, the date of his death.

 *** Mr. Rider's stock ownership is reported as of January 1, 1995, the effective date of his retirement.

**** Includes 4,777 shares held by an officer as nominee for the Employees' Stock Purchase Plan.

SECTION 16 COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers, and persons holding ten percent or more of the Corporation's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Such reporting persons are also required to provide the Corporation with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established by SEC regulations. Based solely on its review of the copies of the reports received by it and certain written representations from certain reporting persons, the Corporation believes that during 1994 all filing requirements were satisfied by its directors and executive officers, except Mr. Ben E. Lynch. Mr. Ben E. Lynch, a director of the Corporation, was inadvertently late in filing one report relating to one transaction involving Common Stock of the Corporation.

EXECUTIVE COMPENSATION

  Compensation for services to the Corporation for each of the last three fiscal years of the chief executive officer and the next four highest compensated executive officers of the Corporation who served in such capacities on December 31, 1994, and of an executive officer of the Corporation who passed away on August 31, 1994, is shown by the following:

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION
                                  ---------------------------------
                                                     OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR  SALARY   BONUS  COMPENSATION (1) COMPENSATION (2)
- ---------------------------  ---- -------- ------- ---------------- ----------------
James A. Carrigg........     1994 $438,000 $     0      $3,040          $ 2,490
 Chairman, President and     1993  413,123       0           0            2,429
 Chief Executive Officer     1992  386,665       0           0            2,362
Jack H. Roskoz..........     1994  259,250       0       1,392            2,310
 Senior Vice President       1993  251,000       0           0            2,249
                             1992  241,000  21,187           0            2,182
Richard P. Fagan........     1994  196,725       0         411            2,310
 Senior Vice President       1993  191,400       0           0            2,249
                             1992  185,000       0           0            2,171
Vincent W. Rider (3)....     1994  155,625       0         118           18,116
 Vice President              1993  151,500       0           0                0
                             1992  143,000   9,805           0                0
Russell Fleming, Jr. (4).    1994  147,500       0          40            5,802
 Senior Vice President       1993  215,000       0           0            1,747
                             1992  207,000       0           0            1,164
John J. Bodkin..........     1994  137,200       0           0            2,000
 Vice President              1993  133,300       0           0            2,000
                             1992  127,000   8,910           0            1,905

- --------
(1) In 1994, the Corporation made payments for Messrs. Carrigg, Roskoz, Fagan, Rider, and Fleming of $3,040, $1,392, $411, $118, and $40, respectively, for their share of the Medicare tax due on the increase in the vested value of certain of their deferred compensation arrangements.

(2) In 1994, the Corporation contributed for Messrs. Carrigg, Roskoz, Fagan, Fleming, and Bodkin, $2,310, $2,310, $2,310, $1,475, and $2,000,
    respectively, under the Tax Deferred Savings Plan, and $180 for Mr. Carrigg under the Employees' Stock Purchase Plan. The Corporation made payments to Messrs. Rider and Fleming of $18,116 and $4,327, respectively, in lieu of vacation.

(3) Mr. Rider retired effective January 1, 1995.

(4) Mr. Fleming held this position until his death on August 31, 1994 and is included in the Summary Compensation Table in accordance with the rules of the Securities and Exchange Commission.

  The following table sets forth the maximum retirement benefits payable to executive officers who retire at age 60 or later, in specified compensation and years of service classifications, pursuant to the Corporation's Retirement Benefit Plan and the Corporation's Supplemental Executive Retirement Plan as they presently exist, and assuming no optional payment form is elected. The amounts listed below reflect the deduction for Social Security benefits. There are no other offset amounts.

                              PENSION PLAN TABLE

AVERAGE                                         YEARS OF SERVICE
ANNUAL                   --------------------------------------------------------------
SALARY*                     10       15       20       25       30       35      40**
- -------                  -------- -------- -------- -------- -------- -------- --------
$600,000................ $269,300 $300,900 $332,400 $363,900 $395,400 $427,000 $485,500
 550,000................  245,700  274,600  303,500  332,400  361,300  390,200  419,100
 500,000................  222,000  248,300  274,600  300,900  327,100  353,400  379,700
 450,000................  198,400  222,000  245,700  269,300  293,000  316,600  340,300
 400,000................  174,800  195,800  216,800  237,800  258,800  279,800  300,900
 350,000................  151,100  169,500  187,900  206,300  224,700  243,100  261,500
 300,000................  127,500  143,200  159,000  174,800  190,500  206,300  222,000
 250,000................  103,800  117,000  130,100  143,200  156,400  169,500  182,600
 200,000................   80,200   90,700  101,200  111,700  122,200  132,700  143,200
 150,000................   56,500   64,400   72,300   80,200   88,100   95,900  103,800
 100,000................   32,900   38,200   43,400   48,700   53,900   59,200   64,400

- --------
 * Average of the salaries (not including amounts listed under "Bonus", "Other Annual Compensation", and "All Other Compensation" in the Summary Compensation Table) for the five highest paid consecutive years during the last ten years of employment service. The average of the highest three years of salary within the last ten years of employment for the Supplemental Executive Retirement Plan was assumed to be approximately 5% higher than each salary shown.

** Maximum years of employment service for Retirement Benefit Plan and Supplemental Executive Retirement Plan purposes.

  The Corporation's Retirement Benefit Plan provides retirement benefits for its hourly and salaried employees, including executive officers, based on length of service and the average salary for the five highest paid consecutive years during the last ten years of employment service. The Retirement Benefit Plan is non-contributory and is funded under a trust arrangement and an insurance contract. Amounts paid into the Retirement Benefit Plan are computed on an actuarial basis. The Retirement Benefit Plan provides for normal, early, or disability retirement benefits.

  The Corporation's Supplemental Executive Retirement Plan provides that all salaried employees, including executive officers, shall receive the full benefits of the Corporation's Retirement Benefit Plan without regard to any limitations imposed by the federal tax law and by including certain amounts deferred under the Corporation's Deferred Compensation Plan for Salaried Employees. In addition, it provides that officers and certain other key employees, who have at least ten years of service, who have served in key capacities for at least five years and who retire at age 60 or later, shall receive a total retirement benefit (including benefits under the Retirement Benefit Plan and Social Security), based on years of service, of up to 75% of the average of their highest three years of salary within the last ten years of employment with the Corporation.

  Messrs. Carrigg, Roskoz, Fagan, Rider, and Bodkin have 36, 32, 23, 36, and 26 credited years of service, respectively, under the Retirement Benefit Plan and Supplemental Executive Retirement Plan.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  The Corporation has entered into an agreement with Mr. Carrigg which provides for his employment as Chairman, President and Chief Executive Officer of the Corporation for a term ending on December 31, 1996, with automatic one-year extensions unless either Mr. Carrigg or the Corporation gives notice that the agreement is not to be extended. The agreement was unanimously approved by the Board of Directors and provides for a base salary, currently $455,000 subject to increase by the Board of Directors, and for Mr. Carrigg's continued eligibility for participation in the Corporation's other compensation and benefit plans. The agreement also provides that in the event of the termination of Mr. Carrigg's employment by the Corporation without cause (as defined in the agreement) prior to a change in control (as defined in the agreement) of the Corporation, Mr. Carrigg will receive a lump sum amount equal to the present value of the aggregate base salary otherwise payable to Mr. Carrigg through the end of the term of the agreement. However, if within two years following a change in control, or, if longer, within the two-year period following consummation of a merger or consolidation, Mr. Carrigg's employment is terminated either by the Corporation without cause or by Mr. Carrigg for good reason, Mr. Carrigg will instead receive a lump-sum payment equal to two times the sum of (i) his then-annual base salary and (ii) the higher of the award he received pursuant to the Corporation's Annual Executive Incentive Compensation Plan (AEICP) in the fiscal year preceding the date of termination or the average amount so paid in the three fiscal years preceding the year in which the change in control occurs. In the event of such termination, Mr. Carrigg will also be entitled to continuation of his life, disability, accident and health insurance benefits for a period of twenty-four months and shall receive an amount equal to all earned but unpaid awards under the AEICP and a pro rata portion of any award under the AEICP with respect to the year in which the termination occurs, calculated by assuming that the threshold performance goals for such year have been met and using such adjustments to the variable performance goals as have been approved by the Board of Directors in order to produce an appropriate pro rata award; provided, however, that there shall be no duplication of payments made pursuant to the agreement and the AEICP. Also, in the event of such termination, Mr. Carrigg will be given an additional two years of age and service credit under the Supplemental Executive Retirement Plan. Termination of employment by Mr. Carrigg for good reason means Mr. Carrigg's termination of his own employment following, among other things, a reduction in his compensation or benefits, a diminution of his duties or responsibilities or the assignment to him of duties inconsistent with his position. In the event Mr. Carrigg's employment is terminated for cause, Mr. Carrigg is entitled to receive only amounts earned through the date of termination. The agreement also provides for payments in the event of the termination of Mr. Carrigg's employment due to disability.

  The Corporation has entered into severance agreements with Messrs. Roskoz and Fagan in order to provide for certain payments if within two years following a change in control or, if longer, within the two-year period following consummation of a merger or consolidation, the individual's employment is terminated either by the Corporation without cause or by the individual for good reason. The severance agreements have terms ending on December 31, 1996, with automatic one-year extensions unless either the individual or the Corporation gives notice that the agreement is not to be extended. The agreements were unanimously approved by the Board of Directors. The benefits consist of a lump-sum severance payment equal to one and one-half times the sum of (i) the individual's then-annual base salary, and (ii) the higher of the award the individual received pursuant to the AEICP in the fiscal year preceding the date of termination or the average amount so paid in the three fiscal years preceding the year in which the change in control occurs. In the event of such termination, the individual will be entitled to continuation of his life, disability, accident and health insurance benefits for a period of eighteen months and shall also receive an amount equal to all earned but unpaid awards under the AEICP and a pro rata portion of any award under the AEICP with respect to the year in which the termination occurs, calculated by assuming that the threshold performance goals for such year have been met and using such adjustments to the variable performance goals as have been approved by the Board of Directors in order to produce an appropriate pro rata award; provided, however, that there shall be no duplication of payments made pursuant to the agreement and the AEICP. Also, in the event of such termination, the individual will receive outplacement counseling and shall be given an additional one and one-half years of age and service credit under the Supplemental Executive Retirement Plan.

  The Corporation has also entered into a severance agreement with Mr. Bodkin which provides the same benefits as the severance agreements described in the immediately preceding paragraph except that the lump-sum severance payment described therein shall be calculated by using a multiple of one, the insurance benefits shall continue for a period of twelve months and the age and service credit under the Supplemental Executive Retirement Plan shall be one year.

  In the event of a change in control (as defined in the AEICP), the Corporation will pay participants in the AEICP, including executive officers, an amount which includes all earned but unpaid awards, and a pro rata portion of any award with respect to the year in which the change in control occurs, calculated by assuming that the threshold performance goals for such year have been met and using such adjustments to the variable performance goals as have been approved by the Board of Directors in order to produce an appropriate pro rata award.

  In the event of a change in control (as defined in the Performance Share
Plan), the Corporation will pay participants in the Performance Share Plan, including executive officers, an amount which includes all earned but unpaid awards and an award with respect to the year in which the change in control occurs, based on the Corporation's achieving certain performance measures involving the market-to-book ratio of the Corporation's Common Stock and one-year average total stockholder return of the Corporation as compared to the top 100 utilities by revenue.

  After a change in control (as defined in the Supplemental Executive Retirement Plan), officers and certain other key employees, who have at least ten years of service, who have served in key capacities for at least five years, and whose employment is terminated at age 55 or later, other than for cause (as defined in the Supplemental Executive Retirement Plan), shall receive a total retirement benefit (including benefits under the Retirement Benefit Plan and Social Security), based on years of service, of up to 75% of the average of their highest three years of salary during the last ten years of employment with the Corporation. However, in the case of termination prior to age 60, such total retirement benefit will be determined by applying the same reduction in benefits as is applied to benefits upon retirement prior to age 60 under the Retirement Benefit Plan.

DIRECTORS' COMPENSATION

  Directors of the Corporation, other than officers, receive an annual retainer of $18,000, plus $700 for each directors' meeting attended. Members of the Executive Committee, other than officers, receive compensation of $1,500 annually. Members of committees, including the Executive Committee, other than officers, receive $600 for each committee meeting attended, except that if the committee meeting is held on the same day and at the same location as a directors' meeting, the fee is $500. If a directors' meeting or committee meeting is held by means of a conference telephone, the fee is $250. The Chairperson of each standing committee receives additional compensation of $1,000 for serving as Chairperson of such committee. Under the terms of the Corporation's Deferred Compensation Plan for Directors, directors can elect to defer a portion or all of their compensation. Such deferred compensation, together with interest thereon, is payable in a lump sum or over a period of years following retirement as a director.

  The Corporation has a Retirement Plan for Directors pursuant to which directors of the Corporation qualify for annual retirement benefits. A director who serves on the Board of Directors for a minimum of five years qualifies for annual retirement benefits equal to 50% of the highest annual retainer in effect for that director during the period of the director's service on the Board of Directors. A director with ten years or more of service on the Board of Directors qualifies for annual retirement benefits equal to 100% of the highest annual retainer in effect for that director during the period of the director's service on the Board of Directors, while a director with between five and ten years of service qualifies for pro rated amounts. Under the Plan, retirement benefit payments generally commence upon the later of the director's attaining age 65 or retirement from the Board of Directors. The Plan provides for the payment of annual retirement benefits to continue for a period equal to the greater of the director's life or ten years. Directors elected prior to the effective date of the Plan will have their prior service as directors included in establishing their eligibility and the amount of their retirement benefits. A director who is also an officer of the Corporation would qualify for retirement benefits only if the director serves as a director after the director ceases to be an officer or served as a director before election as an officer. In either case, the director's service as a director while also an officer will be included in establishing the amount of the director's retirement benefits.

COMMITTEES

  The Corporation's Board of Directors has an Audit Committee, a Nominating Committee, and an Executive Compensation and Succession Committee.

  The Audit Committee, which consists of Robert A. Plane, Chairman, Paul L. Gioia, John M. Keeler, and Ben E. Lynch, had four meetings in 1994. Alison P. Casarett has been designated as an alternate member of the Audit Committee and serves in the absence of any regular member. The Audit Committee recommends the appointment of the independent accountants and reviews with them the audit plan and results of the audit. It also meets with the independent accountants, internal auditor, and management to discuss the adequacy of the Corporation's system of internal controls and financial reporting, and meets with the internal auditor to discuss the results of completed internal audits.

  The Nominating Committee, which consists of Alton G. Marshall, Chairman, Alison P. Casarett, Everett A. Gilmour, and David R. Newcomb, had one meeting in 1994. The Nominating Committee is responsible for recommending candidates to fill vacancies on the Board of Directors. The Committee makes recommendations to the Board of Directors regarding criteria for nomination as a candidate to the Board of Directors. Stockholders wishing to recommend candidates for consideration by the Nominating Committee should submit to the Secretary of the Corporation the name, a statement of qualifications and the written consent of the candidate. Recommendations will be brought to the attention of the Nominating Committee.

  The Executive Compensation and Succession Committee, which consists of Everett A. Gilmour, Chairman, Alison P. Casarett, Ben E. Lynch, Alton G. Marshall, and David R. Newcomb, had six meetings in 1994. That Committee, among other things, recommends compensation for officers, awards under the Annual Executive Incentive Compensation Plan, and candidates for election as officers.

REPORT OF EXECUTIVE COMPENSATION AND SUCCESSION COMMITTEE ON EXECUTIVE COMPENSATION

  The Executive Compensation and Succession Committee reviews the compensation levels of members of management, evaluates the performance of management, and considers management succession and related matters. In addition, the Committee administers the Corporation's incentive plans, which include an annual incentive plan and a long-term performance plan.

  The compensation policy of the Committee is that executive compensation, including compensation of the Chief Executive Officer, should consist of base salary and incentive compensation.

  In determining base salaries for 1994 for executive officers, including the Chief Executive Officer, the Committee considered its policy that, in general, executive officers of the Corporation, including the Chief Executive Officer, should be compensated at competitive levels to attract, motivate and retain talented executives. To that end, the Committee reviewed certain compensation data from New York State combination electric and gas utilities, 15 comparably-sized utility companies and several comparably-sized general industry companies located in or near the Corporation's service area, as well as certain portions of the draft report of Williams, Thacher & Rand for the Public Service Commission of the State of New York (PSC) on the Executive Compensation Study of New York State Utilities, in order to assist in its decision-making. Some of these utility companies and comparably-sized general industry companies are included in the comparison indices in the Stock Performance Graph included elsewhere herein.

  The Committee also considered the following factors subjectively in determining base salaries for executive officers, including the Chief Executive Officer: the Corporation's financial results for 1993, streamlining of the field organization and other cost-cutting measures to meet competition, efforts to reduce the cost of unnecessary and uneconomical electricity from non-utility generators, the efficiency and reliability of the Corporation's generating system, the implementation of a flexible rate for high-use electric customers, the service the Corporation provides to its customers, the steps the Corporation has taken in preparation for the impact of Federal Energy Regulatory Commission Order 636, whether certain rewards or penalties were earned or imposed under the three year rate settlement agreement with the PSC, the performance of the Corporation's Common Stock compared to certain other utilities' common stock, the Corporation's diversification efforts and whether certain stockholder and customer related goals were achieved. With respect to Mr. Carrigg's base salary for 1994, the Committee also considered Mr. Carrigg's employment agreement, his effectiveness in leading the Corporation to plan for changes in the competitive, rapidly changing utility industry through the development of a strategic plan, his responsibilities, the depth of his experience and his job performance.

  Taking into consideration all of the above factors, together with the policy of the Committee that executive officers of the Corporation, including the Chief Executive Officer, should be compensated at competitive levels, the Committee targeted base salary at approximately the median level for the comparably-sized utility company group, subject to adjustment depending on the individual's performance. The 1994 base salaries for the named executive officers, including Mr. Carrigg, were approximately at such median level.

  In order to further ensure the achievement of a link between corporate performance and executive compensation, the Corporation has an Annual Executive Incentive Compensation Plan (AEICP) pursuant to which executive and other officers of the Corporation qualify for cash incentive awards if goals which will create benefits for stockholders and customers of the Corporation are achieved during the year. Performance goals are established each year on a corporate level. For 1994, an incentive award would have been made under the AEICP if certain customer service and threshold earnings per share performance goals were met. The customer service and threshold earnings per share performance goals were not met for 1994 and thus no awards were made under the AEICP. The amount of the incentive award, if any, is based on a percentage, starting at 7.5% of a participant's salary grade midpoint. For 1994, the amount of the incentive award could have increased, subject to a cap, by amounts ranging from 0.75% to 1.5% of a participant's salary grade midpoint for every one cent ($.01) per share over the threshold earnings per share performance goal. Individual incentive awards, if any, are approved by the Board of Directors after review and recommendation by the Committee.

  While attaining established corporate goals is an important component of earning incentive awards, the Committee believes that compensation should also be based upon the Corporation's performance as compared to the performance of a group of companies in the same industry. Thus, the Corporation has a Performance Share Plan (Plan) pursuant to which executive and other officers of the Corporation qualify for cash incentive awards if certain long-term performance measures of the Corporation involving the Corporation's rank within the top 100 utilities by revenue are achieved. There have been no cash payments made under the Plan since its inception on January 1, 1991. Under the Plan, certain amounts of Performance Shares are granted to participants depending upon their position. Performance Shares granted earn dividend equivalents in the form of additional Performance Shares. If the average of the Corporation's rankings with respect to market-to-book ratio of the Corporation's Common Stock and with respect to the three-year average total shareholder return of the Corporation, in both cases, compared to the top 100 utilities by revenue, meets or exceeds a certain level, cash payments representing the value of a portion of the Performance Shares granted will be made to participants. The Plan provides that achievement of: an average ranking of 50th to 41st will result in a cash payment representing 10% of the Performance Shares granted; an average ranking of 40th to 31st will result in a cash payment representing an additional 20% of the Performance Shares granted; an average ranking of 30th to 21st will result in a cash payment representing an additional 30% of the Performance Shares granted; and an average ranking of at least 20th will result in a cash payment representing the remaining 40% of the Performance Shares granted. The value of the Performance Shares will be measured by reference to the average of the daily closing prices of a share of the Corporation's Common Stock for twenty consecutive trading days immediately preceding the date the Corporation's average ranking is calculated.

                           Executive Compensation and Succession
                           Committee

                           Everett A. Gilmour, Chairman    Alton G. Marshall
                           Alison P. Casarett              David R. Newcomb
                           Ben E. Lynch

STOCK PERFORMANCE GRAPH

  The yearly change in the cumulative total stockholder return on the Corporation's Common Stock during the five years ending December 31, 1994, compared with the cumulative total return on the Standard & Poor's Utilities Index and Standard & Poor's 500 Index, assuming $100 was invested on December 31, 1989, and assuming reinvestment of dividends, is shown by the following:


                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                 AMONG NYSEG, S&P UTILITIES INDEX AND S&P 500 INDEX

Measurement period                             S&P UTILITIES       S&P 500
(Fiscal year Covered)        NYSEG             INDEX               INDEX
- ---------------------        -----             -------             -------
Measurement PT -
12/31/89                     $100              $100                $100
FYE 12/31/90                 $ 97.89           $ 97.44             $ 96.89
FYE 12/31/91                 $118.42           $111.69             $126.42
FYE 12/31/92                 $142.84           $120.72             $136.05
FYE 12/31/93                 $144.10           $138.16             $149.76
FYE 12/31/94                 $ 96.45           $127.18             $151.74


INDEPENDENT ACCOUNTANTS

  The Corporation has appointed Coopers & Lybrand L.L.P., a firm of independent certified public accountants, as auditors for the year 1995. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to answer questions that may be asked by stockholders. From time to time Coopers & Lybrand L.L.P. performs certain management advisory services for the Corporation.

STOCKHOLDER PROPOSAL

  Mr. and Mrs. Edward Rudy, Box 7077, Yorkville Station, New York, New York, 10128, who are the record holders of 1,698 shares of the Corporation's Common Stock have advised the Corporation that they intend to present the following proposal at the Annual Meeting of Stockholders:

  "RESOLVED: That the stockholders of New York State Electric & Gas Corporation, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the steps necessary to provide for an immediate reduction in stipends, fees, salaries, stock options, and/or other remuneration being paid to members of the Board of Directors, including NYSEG officers and executives who also serve as directors, to the exact percentage reduction which has been approved by the Board of Directors for dividends payable to the shareholders of the corporation and, furthermore, said reduction shall not be restored nor payments to all NYSEG directors increased except in the exact same percentages as are approved for future increases in shareholder common stock dividends."

The following statement was submitted by Mr. and Mrs. Rudy in support of the proposal:

  "SUPPORTING STATEMENT

  Shareholders who are the owners of New York State Electric & Gas Corporation have been subjected to a dividend reduction of 36.37% with the explanation, by NYSEG Chairman, President and C.E.O. James Carrigg on behalf of the NYSEG Board of Directors, that "we understand the importance of the dividend. While difficult, this action is a crucial step in positioning NYSEG for a competitive environment." We believe that the Board of Directors should fully participate with the non-director shareholder owners in this crucial step which they determined was necessary. It will require a 57.14% increase in the dividend rate for restoration to its former level. We believe that the members of the Board of Directors may look more favorably upon restoring the dividend rate because, with the approval of this resolution, the directors will benefit equally with the shareholder owners.

  If you agree, please mark your ballot in favor of this resolution; otherwise it is automatically cast in opposition to this shareholder proposal, unless you have indicated that you wish to abstain from voting on this proposal."

BOARD OF DIRECTORS' POSITION

  The Board of Directors recommends a vote AGAINST adoption of the proposal for the following reasons:

  The proposal calls for the immediate reduction of all forms of compensation paid to directors by the same percentage as the Common Stock dividend was reduced and would tie director compensation to the level of the Common Stock dividend. The intent, as stated in the supporting statement, is to ensure that the directors "fully participate with the non-director shareholder owners" in the dividend reduction. Although the proponents are attempting to link director compensation to the level of the Common Stock dividend, and thus, tie director compensation to stockholder interests, the use of only the dividend level as the linking factor would not ensure that director compensation is properly tied to stockholder interests. Linking director compensation to the level of dividends implies that the latter is the most important measure in establishing director compensation whereas, to the contrary, the Corporation considers many factors in establishing director compensation. The Board of Directors does not believe director compensation should fluctuate based on short-term results, either positive or negative, because in making decisions it considers the best interests of the Corporation and its stockholders over both the long-term and the short-term. The long-term achievement of increased stockholder value requires more than merely tying director compensation to the level of dividends. Under the proposal, all factors other than dividends would be irrelevant in determining compensation paid to directors.

  The Board of Directors also believes that it is in the best interest of the stockholders to attract and retain the most highly qualified individuals as directors. To do this, it is important to pay director fees which are competitive with fees paid by other comparably-sized utility and general industry companies. The proponent's resolution, if adopted, would not provide the Board of Directors with the necessary flexibility in attracting and retaining the most highly qualified individuals as directors. Such a restriction on flexibility would make it extremely difficult for the Corporation to attract qualified directors, particularly in a market where other comparably-sized utility and general industry companies have no such restriction.

  The affirmative vote of the holders of a majority of the votes cast at the meeting by stockholders entitled to vote is required to adopt the proposal. Abstentions and broker non-votes are voted neither "for" nor "against" and have no effect on the vote in connection with the proposal. If your proxy is signed and returned without specifying a choice, the shares will be voted as recommended by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THE PROPOSAL.

DEADLINE FOR STOCKHOLDER PROPOSALS

  The date by which proposals of stockholders intended to be presented at the 1996 Annual Meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting is December 2, 1995. Such proposals should be sent to the Secretary of the Corporation at P.O. Box 3200, Ithaca, NY 14852-3200.

OTHER MATTERS

  The Board of Directors does not know of any other matters of business to be presented for action at the meeting. However, the enclosed form of proxy will confer discretionary authority for the transacting of any such other and further business if properly brought before the meeting or any adjournment thereof. If any such business is so brought before the meeting, the persons named in the enclosed form of proxy, or their substitutes, will vote according to their discretion.

  The proxy is revocable by you at any time before the exercise thereof, and the giving of such proxy will not affect your right to vote in person, should you later find it convenient to attend the meeting.

  State law requires the Corporation to inform stockholders of the initiation or renewal of insurance indemnifying itself and its officers and directors. The Corporation's Pension Trust Liability Insurance, which is carried with Federal Insurance Company, covering the Corporation and its directors and those officers considered fiduciaries under the Employee Retirement Income Security Act of 1974, has been renewed for one year beginning October 1, 1994 at a premium of $64,009.

COST OF SOLICITATION

  The accompanying proxy is solicited on behalf of the Board of Directors. The cost of this solicitation, including reimbursement of charges of brokerage houses and others for their expenses in forwarding proxy materials to beneficial owners of stock, will be paid by the Corporation. In addition, directors, officers, and employees of the Corporation may solicit proxies by telephone, telegram or in person, without additional compensation.

                                           By Order of the Board of Directors,

                                           Daniel W. Farley,
                                           Vice President and Secretary

Dated: March 31, 1995

      NEW YORK STATE ELECTRIC & GAS CORPORATION
        PO Box 3200, Ithaca, NY 14852-3200

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P   The undersigned appoints J. A. Carrigg,  R. P. Fagan, and D. W. Farley, or
R   any one or more of them, with power of substitution, proxies of the
O   undersigned, to vote, as specified, and in their discretion with respect to
X   any other business properly brought before the meeting, all shares of
Y stock of New York State Electric & Gas Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation to be held on May 12, 1995, and at any adjournment thereof

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL 1

(1) ELECTION OF DIRECTORS   [ ] FOR ALL NOMINEES LISTED   [ ] WITHHOLD AUTHORITY
                                BELOW (EXCEPT AS WRITTEN      TO VOTE FOR ALL
                                TO THE CONTRARY ON THE        NOMINEES
                                LINE PROVIDED BELOW)

                                J. A. CARRIGG, P. L. GIOIA,
                                B. E. LYNCH, C. W. STUART

 INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, PRINT
               THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW.

            --------------------------------------------------------------------
                   (THIS PROXY IS CONTINUED ON THE REVERSE SIDE)
                    (PLEASE SIGN AND DATE ON THE REVERSE SIDE)

[ ]

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 2

(2) THE STOCKHOLDER PROPOSAL RELATING TO A   [ ] FOR  [ ] AGAINST  [ ] ABSTAIN
    PERCENTAGE REDUCTION IN DIRECTOR
    REMUNERATION BASED ON A DIVIDEND REDUCTION.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES AND AGAINST PROPOSAL (2).

                                             Dated                      , 1995
                                                  ----------------------

                                             ---------------------------------

                                             ---------------------------------
                                                       (Signature/s)

                                             (Joint owners each must sign. When
                                             signing as attorney, trustee,
                                             administator, executor or
                                             guardian, please give your full
                                             title as such.)